Exhibit 99.1 - Financial Information

($ in millions)	Actual 6/30/2013	Pro Forma 6/30/2013
Cash & Equivalents	$385.4	$385.4
Revolver ($500)	—	—
Term Loan A	697.8	697.8
Term Loan B	1,017.3	1,017.3
Total Debt	$1,715.1	$1,715.1
Deferred Payment Obligation(1)	80.0	80.0
Total Debt + DPO	$1,795.1	$1,795.1

LTM Financials
Consolidated EBITDA	$574.8	$574.8
Capital Expenditures	31.6	31.6
Interest Expense	78.9	69.4

Credit Statistics
Senior Secured Debt/Consolidated EBITDA	3.0x	3.0x
(Total Debt + DPO)/Consolidated EBITDA	3.1x	3.1x
Consolidated Net Total Leverage(2)	2.7x	2.5x
Net Interest Coverage Ratio(3)	7.3x	8.3x

Note:

(1)	Deferred Payment Obligation balance reflects principal amount only.

(2)
Consolidated Net Total Leverage is calculated as follows: Total Debt, excluding Deferred Payment Obligation, less an adjustment for cash and cash equivalents (up to $150 million of cash and cash equivalents as of 6/30/2013 and up to $250 million for Pro Forma 6/30/2013) divided by Consolidated EBITDA.

(3)	Consolidated EBITDA divided by Interest Expense.

Reconciliation to Consolidated EBITDA ($MM)
	Fiscal Year Ended March 31			LTM
	2011A	2012A	2013A	06/30/2013
Net Income	$84.6	$240.0	$233.2	$235.7
Income tax expense	43.4	103.9	149.2	155.9
Interest and other expense, net	131.1	47.4	69.2	78.9
Depreciation & Amortization	49.9	57.5	59.6	61.3
Certain stock-based compensation expenses	48.7	31.0	25.0	23.1
Transaction expenses	64.4	1.0	2.7	2.7
Purchase accounting adjustments	35.6	20.1	17.1	15.1
Nonrecurring items & other	1.8	10.9	2.0	2.1
Consolidated EBITDA	$459.5	$511.8	$558.0	$574.8

Note:
Consolidated EBITDA includes the pro forma results for Booz Allen Hamilton Engineering Services ("BES") for July 1, 2012 through November 30, 2012.